Exhibit 10.2

PORTIONS OF INFORMATION CONTAINED IN THIS AGREEMENT HAVE BEEN

EXCLUDED FROM THIS AGREEMENT BECAUSE THEY ARE BOTH NOT MATERIAL AND

THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.
EXCLUDED INFORMATION IS MARKED AS [***] BELOW

Alta Global Group Ltd ACN 163 057 565

Level 1, Suite 1
29-33 The Corso
Manly,NSW, 2095 Australia trainalta.com

20 February, 2023

Neale Java

Email – [***]

Dear Neale,

I am pleased to offer you employment with Alta Global Group Limited (ACN 163 057 565) (the “Company”) on the terms and conditions set out in this letter and the attached Schedule (referred to collectively as the “Agreement”).

POSITION

You will be employed on a full-time basis in the initial position specified at Item 1 of the Schedule based at the location specified at Item 2 of the Schedule. You may also be required to work at other locations from time to time as necessary.

You will report directly to the person specified at Item 3 of the Schedule or as directed by the Company from time to time.

TERM

Your employment will begin on the Commencement Date specified in the Schedule and will continue until terminated in accordance with this Agreement. ELIGIBILITY TO WORK IN AUSTRALIA

It is a condition of your employment that you are eligible to work in Australia. If you become ineligible to work in Australia this may result in disciplinary action, up to and including termination of your employment.

You are to notify the Company of any changes to your eligibility to work in Australia, as soon as you become aware of any such changes. Failure to do so may result in disciplinary action, up to and including termination of your employment.

PROBATIONARY PERIOD

You are employed initially on a probationary basis for the period set out in Item 4 of the Schedule, during which time the Company will review your progress. At any time during the probationary period, either the Employee or the Company may terminate this Agreement without citing any reason:

(a)	By the Employee giving four week’s written notice of termination;

(b)	By the Company giving one week’s written notice of termination;

(c)	Immediately by the Employee forfeiting four week’s remuneration; or

(d)	Immediately by the Company paying the Employee one week’s remuneration in lieu of notice.

DUTIES

By accepting employment with the Company you agree honestly and faithfully to serve the Company and use your best endeavors to promote its interests and welfare. Your performance will be assessed against specific performance indicators relating to the duties of your position. Those performance indicators will be developed in consultation with you shortly after commencement.

HOURS

You will be required to work a minimum of forty (40) hours per week during office hours that accommodates shift work (which is made up of 38 ordinary hours averaged over 12 months and 2 additional hours per week which you agree are reasonable). You are also expected to work other additional hours during the normal office week and potentially weekends, which you agree are reasonable and necessary for the employee to satisfactorily perform his/her obligations under this Agreement.

REMUNERATION

Your annual remuneration is specified at Items 5 of the Schedule. The salary component of remuneration, less applicable tax and deductions, will be paid monthly by direct deposit into an account nominated by you, or at a more frequent basis depending on the Company’s payment cycle.

Remuneration provided is for all hours worked and is inclusive of any and all entitlements you may have pursuant to an award or other industrial instrument (including, but not limited to, allowances, overtime, penalties or loadings including leave loading).

SUPERANNUATION

In addition to your salary, the Company shall pay contributions on your behalf into a superannuation fund nominated by you in discharge of its obligations to make the minimum level of superannuation contributions an employer must make under the Superannuation Guarantee (Administration) Act 1992 and the Superannuation Guarantee Charge Act 1992 (as amended, replaced or repealed from time to time).

By agreement with the Company, you may contribute additional superannuation contributions in addition to the Company’s compulsory superannuation guarantee contributions providing that this does not result in any disadvantage to you or the Company. This arrangement shall be known as a superannuation salary sacrifice arrangement.

Subject to these provisions, you will be solely responsible to nominate the amount to be sacrificed and you undertake to provide the Company with the relevant authorisations and information required.

You may elect to engage in a superannuation salary sacrifice arrangement or to make changes with respect to superannuation salary sacrifice at any time.

ANNUAL LEAVE

Annual leave accrues each month and as a full-time employee, this equates to four (4) weeks paid annual leave for each completed year of service. Annual leave must be taken with the prior agreement and approval of the Company and in accordance with the Act and the Award. Annual leave loading is included in your salary set out in Item 5 of the schedule.

It is understood that while the Company is in its start-up phase, long periods of leave will be difficult to approve, as we build our customer base and focus on providing the best possible experience to them. However, communication is the key and providing early communication about requested leave will assist in this being approved.

PERSONAL LEAVE

In accordance with relevant legislation and the Company’s policies and procedures, you are entitled to two (2) weeks’ paid personal leave per annum. Personal leave may be taken as personal sickness leave or carer’s leave.

You may be required to provide a medical certificate (or if a medical certificate is not reasonable practicable, a statutory declaration) to support any personal leave, as required by the Company and in accordance with relevant legislation the Company’s policies and procedures.

Personal leave entitlements accumulate from year to year. You will not be entitled to be paid in lieu of any accrued and unused personal leave, including upon termination of your employment.

LONG SERVICE LEAVE

You will be entitled to long service leave in accordance with relevant legislation.

UNPAID CARER’S LEAVE

Unpaid carer’s leave may be taken in accordance with the Act.

COMPASSIONATE LEAVE

Compassionate leave may be taken in accordance with the Act. Such leave is paid leave for employees other than casual employees.

COMMUNITY SERVICE LEAVE

Community service leave may be taken in accordance with the Act.

PARENTAL LEAVE

Parental leave may be taken in accordance with the Act.

DOMESTIC VIOLENCE LEAVE

Domestic violence leave may be taken in accordance with the Act.

TERMINATION

With notice

Following your probationary period, your employment may be terminated at any time by either you or the Company giving the period of notice specified at Item 7 of the Schedule or by the Company giving you pay in lieu of notice for part or whole of the notice period.

If notice is given by the Company to terminate your employment, the company may:

●	Direct you not to perform some or all of your duties for part of all of the notice period; and/or

●	Require you to remain away from the Company’s premises;

Without notice

If you are guilty of serious misconduct or otherwise commit a serious or persistent breach of this Agreement, the Company may terminate your employment immediately without notice.

If you are under investigation for serious misconduct, the Company may suspend you on full pay for as long as is considered to be in the company’s best interests.

PAYMENT ON TERMINATION

For the avoidance of doubt, any payment required to be made by the company in lieu of notice and, if applicable, severance payments or redundancy pay, shall be based and calculated solely upon the base rate of pay payable to you at the time notice is given.

OBLIGATIONS UPON TERMINATION

Upon termination of your Employment you must immediately return to the Company all property of the Company in your control or possession including but not limited to all documents, records, reports, computers and software, equipment, credit cards and keys and security passes. This property must be returned and received by the Company prior to final payments being made.

Upon termination of your Employment you must not retain copies of any documentation or information which belongs to the Company.

You must provide to the Company all relevant passwords, if any, to computers, systems or computer files which have been in your care or control during your Employment.

Except as required by law, the Company may withhold payment of any entitlements due to you until you have complied with the above obligations. Any monies owed by you to the Company at the time of termination, may be deducted by the Company from any payments due to you (except amounts the Company may not by law withhold).

CONFIDENTIAL INFORMATION

You must hold all Confidential Information of the Company, and its customers in strict confidence. You must not at any time during the course of the Employment or subsequently, except as authorised by the Company, disclose to any person or copy or make use of in any manner, any Confidential Information of the Company or any information which the Company has received from others which it is obliged to treat as confidential.

“Confidential Information” includes but is not limited to:

(a)	The Company’s intellectual property, including future and possible intellectual property;

(b)	Personnel, policies, business plans, marketing strategies, products, services, product and service development, finances, funding, pricing policies, or other transactions or affairs of the Company;

(c)	The Company’s customer lists and databases, supplier information, partners, alliances of the Company;

(d)	Trade secrets, know-how, secret or confidential operations, processes, approaches or techniques of or developed by the Company in the course of its business and operations; or

(e)	Any other information that is or may be commercially valuable to the Company or its suppliers or clients.

Information will not be Confidential Information in any of the following circumstances:

(a)	At the time of disclosure, the information was in the public domain; or

(b)	It can be established by reasonable proof that the information was in your possession or knowledge without it being derived from any information you obtained from the Company.

You must keep confidential all Confidential Information and not disclose any Confidential Information to any person except:

(a)	With the prior written consent of the Company;

(b)	To the Company’s agents, employees or advisers in the proper performance of your responsibilities and duties; or

(c)	If you are compelled by law.

You shall immediately deliver to the Company all Confidential Information capable of delivery:

(a)	Upon the termination of your employment; or

(b)	At any time on the request of the Company or its nominee.

You agree and acknowledge that your obligations of confidentiality as set out in this Agreement, also apply to any confidential information of any “associated entity” of the Company within the meaning of the Corporations Act 2001 (as amended, varied or replaced from time to time). You agree that any associated entity of the Company is entitled to the benefit of and may rely on your confidentiality obligations in this Agreement. For the avoidance of doubt you agree that your confidentiality obligations in this Agreement shall be read as if a reference to “the Company” included also a reference to any “associated entity” of the Company.

These obligations of confidentiality will continue to apply after the termination of your employment, however caused, and are in addition to any other duties of confidentiality that you may have at law or in equity.

INTELLECTUAL PROPERTY

You acknowledge and agree that all Intellectual Property developed, created or conceived by you during your employment with the Company, is and will be the sole and exclusive property of the Company. You further acknowledge and agree that:

●	Full right, title and interest in and to copyright works created by you will vest in the Company immediately on creation;

●	Full right, title and interest in all other Intellectual Property is assigned to the Company by you;

●	You shall promptly execute all documents and do all things necessary to vest or assign full right, title and interest in the Intellectual Property in and to the Company; and

●	You irrevocably and unconditionally waive all Moral Rights (as defined in the Copyright Act 1968 (Cth)) and any equivalent or analogous rights.

RESTRAINT

You agree that you will not, without the prior written consent of the Company, whether by yourself or otherwise, during your employment, or for the duration of the Restraint Period (specified at Item 8 of the Schedule) after the termination of your employment, within the Restraint Area (specified at Item 9 of the Schedule):

●	Be employed or in any way connected with a business which sells, markets or otherwise promotes services the same as or substantially similar to those sold by the Company with which your duties were materially concerned in the Relevant Period;

●	Solicit customers, prospective customers of or suppliers to the Company with whom you dealt in the Relevant Period, to obtain orders for services the same as, or of the same type as, the services with which you dealt in the Relevant Period;

●	Induce or assist in the inducement of any employee, officer or contractor of the Company to terminate their relationship with the Company;

●	Interfere with the relationship between the Company and their customers, prospective customers, suppliers or investors; or

●	Counsel, procure or otherwise assist any person to do any of the acts referred to in the above clauses.

You acknowledge that the restraints imposed on you both during and after the termination of your employment, under the terms of the agreement are reasonable to protect the legitimate commercial interests of the Company, and that the salary payable to you is fair and adequate compensation for the imposition of those restraints on you.

ENTIRE AGREEMENT

This “Agreement” which includes the Schedule constitutes the whole of the terms and conditions of your contract of employment with the Company and supersedes all previous agreements, arrangements, understandings or representations in relation to your employment with the Company.

POLICIES

You agree to abide by all policies and procedures of the Company as introduced, replaced, amended or varied from time to time.

RESPONSIBILITIES

You must carry out all lawful orders and directions of the Company or its agents to the best of your skill and ability and will discharge such duties and functions as may reasonably be delegated to you.

You shall diligently and faithfully serve the Company and will use all reasonable efforts to promote the interests of the Company.

You will comply with all legal requirements which concern your Employment and any duties or responsibilities which you are required to discharge.

You have a responsibility to be fit for work duty and meet established standards for job performance and conduct. Therefore, the Company may ask you to undertake a drug test at any time. Upon request, you will be required to undertake a drug test. A positive drug test as confirmed by an accredited laboratory is unacceptable and will invoke disciplinary action up to and including termination of your Employment. The operation of drug testing will be undertaken by an independent accredited provider of the Company’s choosing.

NO WAIVER

No failure to exercise or any delay in exercising any right, power or remedy under this Agreement will operate as a waiver. Nor will any single or partial exercise of any right, power or remedy preclude any other or further exercise of that or any other right, power or remedy.

SEVERANCE

Any provision of the Agreement that is or becomes illegal, void or unenforceable in any jurisdiction will be ineffective in that jurisdiction to the extent of the illegality, voidness or unenforceability and will not invalidate the remaining provisions of the Agreement nor affect the validity or enforceability of that provision in any other jurisdiction.

GOVERNING LAW

This letter is governed by and is to be construed in accordance with the laws of the State specified in Item 10 of the Schedule.

AGREEMENT IS CONFIDENTIAL

This Agreement, including any amendment, is confidential and may not be disclosed by you to any other person, other than for the purpose of obtaining professional legal or accounting advice, without the prior approval of the Company.

WORKPLACE SURVEILLANCE

The Company or any of its authorised agents may, from time to time in accordance with any statutory requirements, review, monitor, inspect and search any Company or other property used, occupied, possessed or controlled by you in connection with performing your obligations under this Agreement, including computer and information systems and devices, cabinet or vehicle.

You acknowledge and agree that your email and internet use may be monitored on an intermittent and ongoing basis and that this clause constitutes notice of computer monitoring activities.

VARIATION

This Agreement may only be amended in writing and with the signature of both parties, or their authorised representatives.

DEFINITIONS

For the purposes of the Agreement:

“Confidential Information” includes all information regardless of the manner in which it is recorded, including but not limited to information in an electronic form, relating to the business interests, methodology or affairs of the Company, its customers or any person or entity that the Company deals or is concerned with.

“Intellectual Property” means patents, trademarks, copyright, and designs, whether registered or unregistered and software developments, computer programs, eligible layout rights, know how, processes, inventions and improvements in procedure made or discoveries conceived.

To accept the terms and conditions of this Employment Offer set out in this Agreement, please sign and date this letter where indicated below, and return one copy to the Company’s offices, marked to the attention of the Company Secretary.

If you have any questions about the terms and conditions contained in the Agreement, please contact either of us or your direct hiring manager.

Yours sincerely,

/s/ Nick Langton
Nick Langton
Founder & CEO
Alta Global Group Limited

Acceptance of Employment Agreement

I understand and accept the engagement as an Employee of the Company on the terms and conditions contained in this Employment Agreement.

Signature: /s/ Neale Java

Full Name: Neale Java

Date: 1st of March 2023

SCHEDULE

Neale Java

Commencement Date: 13 March, 2023

1.	Position Title: Chief Financial Officer (CFO)

2.	Address of work location or base office: At Company premises, currently Level 1, Suite 1, 29-33 The Corso, Manly NSW 2095 or as reasonably directed and required to perform the role. 3.

3.	Position Reports to: Chief Executive Officer

4.	Probation: 6 months.

5.	Remuneration:

Base remuneration of $300,000.00 inclusive of superannuation (superannuation at the superannuation guarantee rate (currently 10%) up to the maximum superannuation contribution per quarter (currently $5,892) in accordance with superannuation legislation).

An annual review of base salary will be conducted by the Board of Alta Global Group Ltd following financial year-end, with the first review following 30 June 2024. The Company may bring forward your first review date at its sole discretion. This will assess any variations based on business growth, KPI delivery, as well as the ability of the business to be funded and self-sustaining. This will be communicated to the employee following the conclusion of the review.

Subject to Alta Global Group raising a minimum of $5m of new capital by 30 June 2024, you will be eligible for a Short Term Incentive (STI) for the FY24 year with a minimum of $50,000 (where a $5m capital raising occurs) up to a maximum of $150,000 (where a capital raising above $15m occurs), payable on completion of a successful capital raising. If Alta Global Group raises between $5m and $15m, your STI will be calculated on a pro-rata basis. If the raise exceeds $15m then you are eligible for consideration of an additional STI, at the discretion of the Board. For the avoidance of doubt, any capital raised through Reach Markets in the FY23 financial year will not be counted for the purposes of this STI.

On joining, you will be granted an initial 200,000 options under the Alta Global Group Equity Share Options Plan (ESOP), at a strike price of 23c based on June 2022 NTA. For full terms of the ESOP Issuance, please refer to the ESOP Rules.

6.	Discretionary Benefits (at the discretion of the Alta Global Group Board):

The benefits outlined below are benefits provided at the discretion of Alta Global Group’s Board approval process, depending on the employee’s role and responsibilities, their performance achieved against agreed business metrics, the financial performance and state of Alta Global Group, as well as the external environment. These discretionary benefits are not part of the formally agreed renumeration salary package.

●	Provision of a company laptop (approx. $3,000)

●	Potential eligibility for consideration of staff bonus pool (STI), at times and as pre-agreed, based on company financial performance and role performance and as considered and at discretion of the Board of Alta Global Group

●	Potential eligibility for consideration of future Employee Share Option Plan (ESOP), at times, grants based on company and role performance and as considered and at discretion of the Board of Alta Global Group

●	Flexible work environment as mutually agreed by management

●	Travel and other ancillaries as relevant to the role

7.	Notice of termination: 3 months, on conversion from fixed term contract to permanent role, and in line with Probationary Terms.

8.	Restraint Period: Twenty Four (24) months, cascading to Eighteen (18) months, cascading to Twelve (12) months.

9.	Restraint Area: Within any current global Alta Global Group program territory

10.	State of governing law: New South Wales, Australia